Exhibit 99.4

Unaudited Pro Forma Condensed Combined Financial Information

On November 16, 2023, The Duckhorn Portfolio, Inc., a Delaware corporation (the “Company” or “Duckhorn”), Auguste Merger Sub, Inc., a California corporation and an indirect wholly-owned subsidiary of the Company (“Merger Sub”), Brown-Forman Corporation, a Delaware corporation (“Brown-Forman”), and Sonoma-Cutrer Vineyards, Inc., a California corporation and a wholly-owned subsidiary of Brown-Forman (“Sonoma-Cutrer”), entered into an Agreement and Plan of Merger, dated November 16, 2023 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Sonoma-Cutrer (the “Merger”) with Sonoma-Cutrer continuing as the surviving entity to be merged with the Company after the Merger.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Duckhorn and Sonoma-Cutrer, adjusted to give effect to the Merger as contemplated by the Merger Agreement, and the related financing to fund the cash portion of the Merger Consideration.

Prior to the Merger, Duckhorn and Sonoma-Cutrer had different fiscal years. Duckhorn’s fiscal year ended on July 31, whereas Sonoma-Cutrer’s fiscal year ended on April 30. Upon completion of the Merger, the combined company fiscal year will end on July 31.

The unaudited pro forma condensed combined statement of financial position as of January 31, 2024 combines the historical unaudited condensed consolidated statement of financial position of Duckhorn as of January 31, 2024 and the historical unaudited condensed combined statement of financial position of Sonoma-Cutrer as of January 31, 2024 on a pro forma basis as if the Merger had been consummated on January 31, 2024.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended July 31, 2023, combines the historical audited statement of operations of Duckhorn for the fiscal year ended July 31, 2023 and the historical audited statement of operations of Sonoma-Cutrer for the fiscal year ended April 30, 2023 on a pro forma basis as if the Merger had been consummated on August 1, 2022, the beginning of the Company’s prior fiscal year. The unaudited pro forma condensed combined statement of operations for the six months ended January 31, 2024, combines the historical unaudited statement of operations of Duckhorn for the six months ended January 31, 2024, with the derived historical unaudited statement of operations of Sonoma-Cutrer for the six months ended January 31, 2024, on a pro forma basis as if the Merger had been consummated on August 1, 2022. The historical unaudited condensed combined statement of operations of Sonoma-Cutrer for the six months ended January 31, 2024, has been derived by subtracting the unaudited financial information for the three months ended July 31, 2023, from the historical unaudited statement of operations of Sonoma-Cutrer for the nine months ended January 31, 2024.

The unaudited pro forma condensed combined statement of financial position as of January 31, 2024, the unaudited pro forma condensed combined statements of operations for the fiscal year ended July 31, 2023, and the six months ended January 31, 2024, have been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Duckhorn following the completion of the Merger. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. The unaudited pro forma condensed combined financial information does not include adjustments to reflect any potential revenue, synergies or dis-synergies, or cost savings that may be achievable in connection with the Merger, or the associated costs that may be necessary to achieve such revenues, synergies, or cost savings. No assurance can be given that any such revenues, synergies, or cost savings will be realized at all.

The transaction accounting adjustments are preliminary, based upon available information as of the date of the filing to which this unaudited pro forma condensed combined financial information is included, and have been prepared solely for the purpose of this unaudited pro forma condensed combined financial information. These adjustments are based on preliminary estimates and will be different from the adjustments that may be determined based on final acquisition accounting, and these differences could be material. Such estimates include, but are not limited to, the share price of Duckhorn’s common stock, the net working capital adjustment, and the preliminary purchase price allocation to Sonoma-Cutrer’s assets acquired and liabilities assumed based on fair value.

The unaudited pro forma condensed combined financial information has been developed from and should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•

The audited consolidated financial statements of Duckhorn as of and for the fiscal year ended July 31, 2023, and the related notes, included in Duckhorn’s Annual Report on Form 10-K for the fiscal year ended July 31, 2023;

•

The unaudited condensed consolidated financial statements of Duckhorn as of and for the six months ended January 31, 2024, and the related notes, included in Duckhorn’s Quarterly Report on Form 10-Q for the period ended January 31, 2024;

•	The audited combined financial statements of Sonoma-Cutrer as of and for the fiscal year ended April 30, 2023, and the related notes; and

•	The unaudited combined financial statements of Sonoma-Cutrer as of and for the nine months ended January 31, 2024, and the related notes.

Unaudited Pro Forma Condensed Combined Statement of Financial Position

As of January 31, 2024

(in thousands, except par value)

	Historical		Pro Forma Adjustments
	Duckhorn	Sonoma-Cutrer	Reclassification Adjustments (Note 4)	Transaction Accounting Adjustments (Note 5)		Pro Forma Combined
ASSETS
Current assets:
Cash	$13,139	$7	$—	$(8,247)	5a	$4,899
Accounts receivable trade, net	51,822	7,298	—	—		59,120
Inventories	392,634	—	54,774	32,050	5b	479,458
Finished Goods	—	8,683	(8,683)	—		—
Work in Process	—	43,267	(43,267)	—		—
Raw Materials	—	2,824	(2,824)	—		—
Prepaid expenses and other current assets	12,254	—	—	—		12,254

Total current assets	469,849	62,079	—	23,803		555,731
Property and equipment, net	324,461	88,148	—	158,692	5b	571,301
Operating lease right-of-use assets	17,937	530	—	—		18,467
Intangible assets, net	180,447	—	86	15,914	5b	196,447
Goodwill	425,209	36,929	—	38,236	5c	500,374
Other assets	6,047	301	(86)	—		6,262

Total assets	$1,423,950	$187,987	$—	$236,645		$1,848,582

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,252	$—	$846	$—		$15,098
Accrued expenses	25,060	—	4,795	4,541	5d	34,396
Accounts payable and accrued expenses	—	6,601	(6,601)	—		—
Accrued compensation	9,382	—	905	—		10,287
Deferred revenue	5,211	—	—	—		5,211
Current operating lease liabilities	—	244	(244)	—		—
Current maturities of long-term debt	9,721	—	—	—		9,721
Other current liabilities	4,965	—	299	—		5,264

Total current liabilities	68,591	6,845	—	4,541		79,977
Revolving line of credit	68,000	—	—	50,000	5e	118,000
Long-term debt, net of current maturities and debt issuance costs	205,677	—	—	—		205,677
Operating lease liabilities	14,145	285	—	—		14,430
Deferred income taxes	90,216	12,686	—	52,885	5b	155,787
Other liabilities	517	174	—	—		691

Total liabilities	447,146	19,990	—	107,426		574,562
Stockholders’ equity:
Common stock	1,154	—	—	315	5f	1,469
Additional paid-in capital	740,548	—	—	301,442	5f	1,041,990
Retained earnings	234,516	—	—	(4,541)	5f	229,975
Net Parent Investment	—	167,997	—	(167,997)	5f	—

Total The Duckhorn Portfolio, Inc. stockholders’ equity	976,218	167,997	—	129,219		1,273,434

Non-controlling interest	586	—	—	—		586

Total stockholders’ equity	976,804	167,997	—	129,219		1,274,020

Total liabilities and stockholders’ equity	$1,423,950	$187,987	$—	$236,645		$1,848,582

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the fiscal year ended July 31, 2023

(in thousands, except share and per share data)

	Historical		Pro Forma Adjustments
	Duckhorn (For the fiscal year ended July 31, 2023)	Sonoma- Cutrer (For the fiscal year ended April 30, 2023)	Reclassification Adjustments (Note 4)	Transaction Accounting Adjustments (Note 6)		Pro Forma Combined
Net sales	$402,996	$90,910	$129	$—		$494,035
Cost of sales	187,307	48,403	—	17,032	6a	252,742

Gross profit	215,689	42,507	129	(17,032)		241,293

Advertising expenses	—	3,150	(3,150)	—		—
Selling, general and administrative expenses	109,711	11,814	4,312	4,775	6b	130,612
Other expense, net	—	555	(555)	—		—

Income from operations	105,978	26,988	(478)	(21,807)		110,681

Interest expense	11,721	—	—	3,210	6c	14,931
Other income, net	(212)	—	9	—		(203)
Non-operating postretirement expense	—	487	(487)	—		—

Total other expenses, net	11,509	487	(478)	3,210		14,728

Income before income taxes	94,469	26,501	—	(25,017)		95,953
Income tax expense (benefit)	25,183	6,482	—	(6,399)	6d	25,266

Net income	69,286	20,019	—	(18,618)		70,687

Net loss attributable to non-controlling interest	12	—	—	—		12

Net income attributable to The Duckhorn Portfolio, Inc.	$69,298	$20,019	$—	$(18,618)		$70,699

Earnings per share of common stock:
Basic	$0.60					$0.48	6e
Diluted	$0.60					$0.48	6e
Weighted average shares of common stock outstanding:
Basic	115,233,324					146,764,856	6e
Diluted	115,407,624					146,939,156	6e

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the six months ended January 31, 2024

(in thousands, except share and per share data)

	Historical		Pro Forma Adjustments
	Duckhorn (For the six months ended January 31, 2024)	Sonoma-Cutrer (For the six months ended January 31, 2024)	Reclassification Adjustments (Note 4)	Transaction Accounting Adjustments (Note 6)		Pro Forma Combined
Net sales	$205,554	$49,936	$124	$—		$255,614
Cost of sales	93,383	24,078	—	14,701	6a	132,162

Gross profit	112,171	25,858	124	(14,701)		123,452

Advertising expenses	—	1,523	(1,523)	—		—
Selling, general and administrative expenses	59,730	6,514	1,992	13	6b	68,249
Other expense, net	—	327	(327)	—		—

Income from operations	52,441	17,494	(18)	(14,714)		55,203

Interest expense	8,504	—	4	1,605	6c	10,113
Other expense, net	883	—	5	—		888
Non-operating postretirement expense	—	27	(27)	—		—

Total other expenses, net	9,387	27	(18)	1,605		11,001

Income before income taxes	43,054	17,467	—	(16,319)		44,202
Income tax expense (benefit)	11,650	4,271	—	(4,174)	6d	11,747

Net income	31,404	13,196	—	(12,145)		32,455

Net (income) attributable to non-controlling interest	(10)	—	—	—		(10)

Net income attributable to The Duckhorn Portfolio, Inc.	$31,394	$13,196	$—	$(12,145)		$32,445

Earnings per share of common stock:
Basic	$0.27					$0.22	6e
Diluted	$0.27					$0.22	6e
Weighted average shares of common stock outstanding:
Basic	115,358,242					146,889,774	6e
Diluted	115,593,594					147,125,126	6e

See accompanying notes to the unaudited pro forma condensed combined financial information.

The Duckhorn Portfolio, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Description of the Merger

On November 16, 2023, the Company entered into a Merger agreement to acquire 100% of the equity of Sonoma-Cutrer. The Merger Consideration consists of 31,531,532 shares of the Company’s common stock (the “Equity Consideration”) and $50.0 million payable in cash (“Cash Consideration”), subject to adjustments, set forth in the Merger Agreement, including for cash, net working capital adjustment, indebtedness, and transaction expenses. The Cash Consideration is expected to be funded through cash on hand and borrowings under the Company’s existing revolving credit facility (the “Revolver”).

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined statement of financial position as of January 31, 2024, the unaudited pro forma condensed combined statements of operations for the fiscal year ended July 31, 2023, and the six months ended January 31, 2024 have been prepared in accordance with Article 11 of Regulation S-X.

Duckhorn and Sonoma-Cutrer had different fiscal years. Duckhorn’s fiscal year ended on July 31, whereas Sonoma-Cutrer’s fiscal year ended on April 30. Upon completion of the Merger, the combined company’s fiscal year will end on July 31.

The unaudited pro forma condensed combined statement of financial position as of January 31, 2024 combines the historical unaudited condensed consolidated statement of financial position of Duckhorn as of January 31, 2024 and the historical unaudited condensed combined statement of financial position of Sonoma-Cutrer as of January 31, 2024 on a pro forma basis as if the Merger had been consummated on January 31, 2024.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended July 31, 2023, combines the historical audited statement of operations of Duckhorn for the fiscal year ended July 31, 2023 and the historical statement of operations of Sonoma-Cutrer for the fiscal year ended April 30, 2023 on a pro forma basis as if the Merger had been consummated on August 1, 2022, the beginning of the Company’s prior fiscal year. The unaudited pro forma condensed combined statement of operations for the six months ended January 31, 2024, combines the historical unaudited statement of operations of Duckhorn for the six months ended January 31, 2024, with the derived historical unaudited statement of operations of Sonoma-Cutrer for the six months ended January 31, 2024, on a pro forma basis as if the Merger had been consummated on August 1, 2022. The historical unaudited condensed combined statement of operations of Sonoma-Cutrer for the six months ended January 31, 2024, has been derived by subtracting the unaudited financial information for the three months ended July 31, 2023, from the historical unaudited statement of operations of Sonoma-Cutrer for the nine months ended January 31, 2024.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Duckhorn following the completion of the Merger. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. The unaudited pro forma condensed combined financial information does not include adjustments to reflect any potential revenue, synergies or dis-synergies, or cost savings that may be achievable in connection with the Merger, or the associated costs that may be necessary to achieve such revenues, synergies, or cost savings. No assurance can be given that any such revenues, synergies, or cost savings will be realized at all.

The transaction accounting adjustments are preliminary, based upon available information as of the date of filing to which this unaudited pro forma condensed combined financial information is included, and prepared solely for the purpose of this unaudited pro forma condensed combined financial information. These adjustments are based on preliminary estimates and will be different from the adjustments that may be determined based on final acquisition accounting, and these differences could be material.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations, with Duckhorn as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical condensed consolidated financial statements of Duckhorn and the historical condensed combined financial statements of Sonoma-Cutrer. Under ASC Topic 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of purchase consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill.

The unaudited pro forma condensed combined statement of financial position has been adjusted to reflect the preliminary allocation of the estimated purchase consideration to the acquired assets and liabilities assumed.

As a standalone entity, Duckhorn expects to incur incremental recurring costs that could be materially different from the allocations included within Sonoma-Cutrer’s historical audited combined financial statements and unaudited condensed combined financial statements. Subsequent to the Merger, Brown-Forman may continue to provide ongoing support to Sonoma-Cutrer under a Transaction Service Agreement (“TSA”) The Company has not reflected a transaction accounting adjustment within the unaudited pro forma condensed combined financial information for this agreement as it is under negotiation.

Note 3 — Calculation of Estimated Purchase Consideration and Preliminary Purchase Price Allocation

Estimated Purchase Consideration

Estimated purchase consideration was determined by reference to the fair value of Duckhorn’s common stock on March 1, 2024. The calculation of estimated purchase consideration is as follows:

in thousands, except shares and per share amount	Shares	Stock price per share	Total
Estimated Cash Consideration			$58,247
Estimated Equity Consideration	31,531,532	$9.57	301,757

Total estimated purchase consideration			$360,004

The final purchase consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in the Duckhorn common stock price up to the Closing Date of the Merger.

A sensitivity analysis related to the fluctuation in the Duckhorn common stock price was performed to assess the impact a hypothetical change of 10% on the closing price of Duckhorn common stock on March 1, 2024, would have on the estimated purchase consideration and goodwill as of the Closing Date.

The following table shows the change in stock price, estimated purchase consideration and goodwill:

in thousands, except per share amount	Stock price per share	Estimated purchase consideration	Goodwill
Increase of 10%	$10.53	$390,179	$105,340
Decrease of 10%	$8.61	$329,828	$44,989

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Sonoma-Cutrer are recognized and measured as of the acquisition date at fair value. The determination of fair value used in the pro forma adjustments presented herein are preliminary and based on management estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The final determination of the purchase price allocation, upon the completion of the Merger, will be based on Sonoma-Cutrer’s net assets acquired as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. Therefore, the actual allocations will differ from the pro forma adjustments computed and presented herein. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Sonoma-Cutrer based on Sonoma-Cutrer’s unaudited condensed combined statement of financial position as of January 31, 2024 with the excess recorded to goodwill (in thousands):

Total estimated purchase consideration	$360,004
Fair value of assets acquired
Cash	$7
Accounts receivable, net	7,298
Inventories (a)	86,824
Property and equipment (b)	246,840
Intangible asset (c)	16,000
Other noncurrent assets	745
Fair value of liabilities assumed
Current liabilities	6,845
Noncurrent liabilities	459
Deferred tax liabilities (Note 6 (d))	65,571

Goodwill (d)	$75,165

(a)

Inventories consist of raw materials, work in process (“WIP”), and finished goods. Raw materials inventory was valued at replacement cost. WIP and finished goods inventory were valued using net realizable value including reductions for (1) costs of disposal and (2) a reasonable profit allowance for the selling effort. WIP inventory is further reduced for the costs to complete the production process and a reasonable profit allowance for that effort.

(b)

Preliminary fair value of property and equipment is $246.8 million. Duckhorn does not have complete information at this time as to the age, condition, or location of these assets. All of these elements could result in differences between the preliminary fair value estimate and the fair value determined at the acquisition date.

(c)

Preliminary identifiable intangible asset in the unaudited pro forma condensed combined financial information consists of trade names of $16.0 million with an indefinite useful life. The fair value of the identifiable intangible asset is preliminary and based on management’s estimates. The trade name was determined to have an indefinite useful life. The estimated fair value of the trade name is calculated based on an income approach using the relief from royalty method.

(d)

Goodwill represents the excess of the Merger Consideration over the fair value of the underlying net assets acquired. In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to planned growth in new markets and synergies expected to be achieved from the combined operations of Duckhorn and Sonoma-Cutrer. Goodwill recorded in the Merger is expected to be deductible for tax purposes over a 15-year life.

Note 4 —Accounting Policy and Reclassifications

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in Duckhorn’s financial statements as of and for the fiscal year ended July 31, 2023, and for the six months ended January 31, 2024. With the information currently available, Duckhorn has determined that no material adjustments are necessary to conform Sonoma-Cutrer’s financial statements to the accounting policies used by Duckhorn in the preparation of the unaudited pro forma condensed combined financial information.

Upon completion of the Merger, Duckhorn will perform a comprehensive review of Sonoma-Cutrer’s accounting policies. As a result of the review, Duckhorn may identify additional differences between the accounting policies of the two companies, which when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Certain reclassification adjustments have been made to the unaudited pro forma condensed combined financial information to conform the presentation of Sonoma-Cutrer’s historical condensed combined statement of financial position and condensed combined statements of operations to Duckhorn’s historical financial statement presentation.

The unaudited pro forma condensed combined financial information may not reflect all reclassifications necessary to conform Sonoma-Cutrer’s financial statement presentation to that of Duckhorn’s due to limitations on the availability of information as of the date of this filing. Additional reclassification adjustments may be identified as more information becomes available.

Note 5 — Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position

a.	Reflects the drawdown on the Revolver and payment of estimated Cash Consideration at the closing of the Merger, (in thousands):

Borrowings from the Revolver	$50,000
Cash Consideration paid	(58,247)

Net adjustment to Cash and cash equivalents	$(8,247)

b.

Reflects the estimated fair value of the assets acquired and liabilities assumed as included in Note 2, including the estimated deferred tax liability based on estimated statutory rate of 25.6%, as outlined in Note 6 (d), (in thousands):

Inventories	$32,050
Property and equipment, net	158,692
Intangible assets, net	15,914
Deferred income taxes	(52,885)

Net adjustment to acquired assets and assumed liabilities	$153,771

c.	Reflects the elimination of Sonoma-Cutrer’s historical goodwill and the recognition of preliminary goodwill in connection with the Merger.

d.	Reflects the adjustment of Duckhorn’s accrued estimated transaction costs related to the Merger.

e.	Reflects the incremental borrowing of $50.0 million from the Revolver under Duckhorn’s existing Revolver.

f.

Reflects the elimination of Sonoma-Cutrer’s historical equity balances in accordance with the acquisition method of accounting and the issuance of Duckhorn common stock as part of the Merger consideration (in thousands):

To reflect par value of Equity Consideration transferred in the Merger, net adjustment to common stock	$315
To reflect Equity Consideration transferred in the Merger, net adjustment to additional paid-in capital (“APIC”)	301,442
To record Duckhorn’s estimated transaction expense at the closing of the Merger, net adjustment to retained earnings	(4,541)
To eliminate Sonoma-Cutrer’s historical Net Parent investment, net adjustment to Net Parent investment	(167,997)

Net adjustment to stockholders’ equity	$129,219

Note 6 —Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

a.

Reflects the adjustment to cost of sales associated with the estimated fair value step-up in value of inventories and property and equipment, and elimination of historical depreciation expenses related to cost of sales, (in thousands):

	Fiscal year ended July 31, 2023	Six months ended January 31, 2024
To reflect incremental cost of sales from inventory step-up	$10,690	$13,491
To eliminate historical depreciation expense	(5,145)	(2,573)
To reflect estimated depreciation expense upon step up in fair values	11,487	3,783

Net adjustment to cost of sales	$17,032	$14,701

b.

Reflects the adjustment to selling, general and administrative expenses for incremental depreciation expense associated with the estimated fair value step-up in value of property and equipment calculated by using the straight-line method, and estimated transaction costs related to the Merger, (in thousands):

	Fiscal year ended July 31, 2023	Six months ended January 31, 2024
Eliminate historical depreciation expense	$(150)	$(75)
To reflect estimated depreciation expense upon step up in fair values	384	88
To record Duckhorn’s estimated transaction expenses at the closing of the Merger	4,541	—

Net adjustment to selling, general and administrative expense	$4,775	$13

c.

Reflects incremental interest expense of $3.2 million and $1.6 million for the fiscal year ended July 31, 2023 and six months ended January 31, 2024, respectively, associated with additional drawdown on the existing Revolver.

The interest expense adjustment is computed using an interest rate of 6.4% (interest rate in effect as of the assumed Closing Date) per annum, excluding amortization of debt issuance costs.

A sensitivity analysis has been performed on the interest rate to assess the effect of a hypothetical change in 12.5 basis points for the fiscal year ended July 31, 2024, and six months ended January 31, 2024. The following table shows the change in the interest expense, (in thousands):

	Fiscal year ended July 31, 2023	Six months ended January 31, 2024
Interest expense assuming:
Increase of 0.125%	$3,273	$1,636
Decrease of 0.125%	$3,148	$1,574

d.

Deferred tax liabilities include incremental deferred tax liability on step up in fair values of assets acquired. The Company used a blended statutory income tax rate of approximately 25.6%, calculated on a pro forma basis, assuming the U.S. federal rate currently in effect of 21% and the state income tax rate. The applicable blended statutory tax rate used for the unaudited pro forma condensed combined financial information is an estimate and may differ from the actual effective tax rates in future periods subsequent to the Merger.

e.	Reflects the pro forma earnings per share computation:

The pro forma earnings per share of the combined company have been computed using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger, assuming the shares were outstanding since August 1, 2022 for the fiscal year ended July 31, 2023 and for the six months ended January 31, 2024.

in thousands, except shares and per share amount	Fiscal year ended July 31, 2023	Six months ended January 31, 2024
Numerator:
Pro forma net income attributable to common stockholders	$70,699	$32,445
Denominator
Weighted average number of shares outstanding for Duckhorn basic per share calculation	115,233,324	115,358,242
Shares issued to Brown-Forman Corporation	31,531,532	31,531,532
Effect of dilutive potential shares:
Stock options	1,687	2,877
Restricted stock units	172,613	232,475

Adjusted weighted average shares outstanding for diluted per share calculation	146,939,156	147,125,126

Pro forma earnings per share
Basic	$0.48	$0.22
Diluted	$0.48	$0.22